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                                                                   Exhibit 11.01

                             BROOKS AUTOMATION, INC.

                   Computation of Net Income (Loss) Per Share

                    (in thousands, except per share amounts)


                                                            Three months ended
                                                                December 31,
                                                             1997        1996

Net income (loss) applicable to common shares........     $   (230)    $    40
                                                          =========    =======
Weighted average shares outstanding:
       Common stock (basic share base)...............       10,053       7,569
       Assumed conversion of stock
         options ....................................         -            856
                                                          ---------    -------
              Diluted share base.....................       10,053       8,425
                                                          =========    =======

       Net income (loss) per share - Basic...........     $  (0.02)    $  -
                                                          =========    =======

       Net income (loss) per share - Diluted.........     $  (0.02)    $  -
                                                          =========    =======

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